Exhibit 99.2

[Fannie Mae Logo]

Opening Statement Prepared for Delivery by
Daniel H. Mudd
President and CEO, Fannie Mae

U.S. Senate Committee on Banking, Housing and Urban Affairs
Washington, DC
June 15, 2006

Mr. Chairman, Senator Sarbanes and members of the Committee. My name is Daniel H. Mudd, and I appreciate the opportunity to appear before you today to update you on the progress we have made at Fannie Mae, where I have served as Chief Executive Officer since December 2004.

The final OFHEO report, and the special investigation by former Senator Warren Rudman and the law firm of Paul, Weiss for our Board of Directors, have provided a detailed picture of the failings at Fannie Mae during the years 1998 through 2004.

I appreciate the opportunity to comment on that period, and I would like to report on what we have done to overhaul the company since the start of 2005, and also respond to your questions.

It is clear from the reports that Fannie Mae got a lot of things wrong from 1998 to 2004. Bad decisions about accounting and many other matters let a lot of people down, and in doing so, broke a public trust. We have learned some painful lessons about getting things right, and about hubris and humility.

We have made changes. We are making progress. And we have much more to do. I am determined to do it.

We began with a plan to fix the company on December 21, 2004, the day I was appointed as Fannie Mae’s interim CEO. We set out to: Restore our capital. Restate our prior financial statements. Rebuild relationships with our regulators, partners, stakeholders and Congress. Manage our business. Re-center the company on serving families who need affordable housing. Armor-plate our financial controls. And finally, fix our corporate culture, which the OFHEO report makes clear led to a lot of our problems.

I have heard your comments today, and I have heard many more in private. The days of arrogant, defiant, “my way” Fannie Mae had to end. We have begun to build a Fannie Mae that listens better, welcomes accountability, works with our regulators and with Congress, and serves the market by putting our mission to serve housing first.

Let me describe some of the tangible steps we’re taking, starting with the people.

First, we have established a new senior management team to provide the leadership, talent and ethical standards worthy of our role and mission.

Of the 55 members of the company’s senior-most management, 75 percent are new or in different positions and a third are entirely new to the company, especially in the critical finance, accounting and risk areas.

We have a new Chief Financial Officer. We have a new Controller. A new Chief Audit Executive. A new Chief of Accounting Policy. We have a new General Counsel, a new Chief Risk Officer, and a new head of Corporate Strategy. These leaders join us from important roles in major financial institutions, large corporations, and highly regarded firms.

Second, in cooperation and consultation with OFHEO, we are fundamentally reorganizing the company to ensure that strong checks and balances are in place. For example:

•	To ensure appropriate segregation of duties, we have separated the portfolio business from the CFO’s responsibilities.

•	Under the new CFO, we have reorganized the Finance function and brought in entirely new leadership from outside the company.

•	We are reorganizing and strengthening Internal Audit, and the new Chief Audit Executive has a direct and independent line to the Board’s Audit Committee.

We have also replaced our outside auditor with Deloitte & Touche, which is conducting a comprehensive re-audit of the entire company. Deloitte, which formerly provided advice to OFHEO when several of the accounting problems were first identified, has over 300 auditors on site at Fannie Mae.

We are making further key organizational changes, which include:

•	Establishing a new and separate Compliance and Ethics Organization to provide a robust compliance and internal investigation function, led by a senior executive, with a reporting line to the Board. We have written and pledged ourselves to a standard of ethical, honest and transparent conduct inside and outside the company.

•	Establishing a new Risk Organization with an independent and comprehensive view of all the risks the company is taking, and again, with a reporting line to the Board. We have recruited and hired a senior executive from JP Morgan Chase to lead this function.

•	Disbanding the so-called Law and Policy division so that each function reports directly and separately to me. These are staff functions that exist to support our business and our mission — not a center of command and control.

Third, we have restored and maintained our capital adequacy, including the 30-percent surplus mandated in our agreement with OFHEO and supervised by their examiners. We now have roughly $39 billion dollars of capital in reserve; our ratio of capital to assets is higher than it has ever been in our history.

Fourth, we are paying people to do the job — not to hit targets. We have adopted a new executive compensation structure with broad performance goals that include achieving affordable housing mission goals, improving our culture, complying with regulatory standards, and delivering shareholder value.

Fifth, we are making steady progress on completing our financial restatement, which will be done by the end of 2006.

We have put over 1,000 full-time and 2,500 contract employees on the job and invested over $800 million, a large part of that on new systems. We have completed an exhaustive review of our accounting policies and practices to determine their consistency with Generally Accepted Accounting Principles.

We have completed the restatement of several, significant portions of our balance sheet, and developed systems to support and control our business. We are in the process of putting in place systems and controls to ensure we are GAAP and Sarbanes-Oxley compliant. There is absolutely no routine, process or control anywhere in the company that is beyond the scope of overhaul and improvement to the highest standard. We have over 150 projects underway and 200 associates working on this alone. We can get this done — our overarching goal is to get it done right the first time, and to make the investments to ensure this never happens again.

* * *

Mr. Chairman, I would like to reiterate a commitment I made in my testimony last April, that Fannie Mae will work cooperatively to support the efforts of Congress to pass legislation to strengthen GSE regulation.

In particular, we continue to support legislation to create a strong, well-funded regulator that would oversee both the safety and soundness and the housing mission of the enterprises.

We believe the regulator should have bank-like regulatory powers, including the authority to reduce on-balance sheet activities, based on safety and soundness. We also support housing goals, and an affordable housing fund, that strengthen our affordable housing mission and our role in the U.S. housing economy.

With respect to how we engage with Congress — that is part of the new Fannie Mae as well. I hope you have seen a new tone and manner of quiet, fact-based engagement from us. Where we disagree, we do so respectfully. You have my pledge to do all we can to help move this process forward.

Mr. Chairman, from the day I was appointed to lead Fannie Mae, we have been moving forward aggressively to fix the problems OFHEO has cited. The question may be, why is this worth doing? The reason this company exists is because of our housing and liquidity mission to help put people into homes.

Indeed, in these past 18 months:

•	We have purchased or guaranteed more than four million home loans.

•	We helped to create 136,000 more minority homeowners and serve 600,000 low- and moderate-income families overall.

•	We helped provide financing to build, rehab or refinance 600,000 units of affordable rental housing.

•	Nearly two-thirds of our overall business serves one or more of our HUD affordable housing goals.

•	We are investing literally billions of dollars in the Gulf Coast region to help finance and rebuild homes and communities there.

•	We attracted more than $21 billion of overseas investment to provide liquidity to the U.S. housing finance market.

•	Most important, we are providing what we estimate is roughly half a trillion dollars this year to finance homes for three million Americans, 25 percent of them African American, Hispanic and/or first-time home buyers.

I know that you are counting on us to fulfill our mission, and help to serve this growing nation and its growing housing needs. That is what makes this worth doing.

Mr. Chairman, this company is changing and will continue to change thanks to the lessons we have been given to learn. My obligation and pledge to you, the Congress, and the market we serve is to get this right and move forward. We are building a new Fannie Mae that is able to truly serve affordable housing in America.

I thank you for the opportunity to appear before you today. I look forward to your questions.

©1998-2006 Fannie Mae